Exhibit 23.2

20 May 2021

Oatly Group AB (publ)

Jagaregatan 4

211 19 Malmö

Sweden

Ladies and Gentlemen:

We have acted as counsel as to Swedish law to Oatly Group AB (publ), a limited liability company incorporated under the laws of Sweden (the “Company”), with respect to certain matters of Swedish law in connection with, inter alia, the Company’s registration statement on Form S-8 (the “Registration Statement”) as filed publicly with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”).

The extraordinary general meeting in the Company held on 6 May 2021 (the “EGM”) adopted a long-term incentive program for the Company’s board members, management and employees (including consultants who work full-time for the group and over a longer period) (“LTI 2021”). The LTI 2021 contains an omnibus incentive plan, the Oatly 2021 Incentive Award Plan, that was adopted at the EGM (the “LTI Incentive Plan”), applicable to all LTI 2021 participants. Pursuant to LTI 2021, the Company may grant restricted stock units and stock options (jointly, “Awards”) to eligible participants to acquire (i) common shares, with a quota value of SEK 0.0014814814814815 per share as of the day of this opinion letter (“Common Shares”), or (ii) American Depositary Shares or American Depositary Receipts, each representing one Common Share (jointly, the “Shares”). Pursuant to LTI 2021, the Company may grant Awards entitling to a maximum of 69,496,515 Shares. The LTI 2021 is a multi-year long term incentive program and Awards may be awarded up until and including 2026. To ensure the delivery of Shares underlying the Awards in accordance with the LTI 2021, the EGM resolved to issue not more than 69,496,515 warrants (the “Warrants”), whereby the Company’s share capital could be increased by not more than SEK 102,957.80 (assuming a quota value of SEK 0.0014814814814815 per share) upon exercise of the Warrants for subscription and registration with the Swedish Companies Registration Office (Sw. Bolagsverket) (the “SCRO”) of Common Shares. All 69,496,515 Warrants shall be subscribed for by the Company (which in accordance with the EGM’s resolution shall be entitled to transfer the Warrants to participants or a third party in order to fulfill the commitments arising from LTI 2021) and will be registered with the SCRO.

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

1.	the Registration Statement;

2.	the LTI Incentive Plan;

3.	a copy of the articles of association (Sw. bolagsordning) of the Company, adopted on 4 May 2021 (the “Articles of Association”);

4.	the minutes of the EGM, adopting the LTI 2021; and

5.

a copy of the certificate of registration (Sw. registreringsbevis) for the Company, issued by the Swedish Companies Registration Office (Sw. Bolagsverket) (the “SCRO”) on 20 May 2021, showing relevant entries in the Swedish Company Registry (Sw. bolagsregistret) as per such date.

The documents mentioned in items (1) – (5) above are referred to as the “Corporate Documents” and individually a “Corporate Document.”

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

In rendering the opinions contained herein, we have assumed that:

1.

the accuracy and completeness of all factual representations made in the documents examined by us and of any other information set out in public registers or that has otherwise been supplied or disclosed to us; and as we have not made any independent investigation thereof you are advised to seek verification of such matters or information from other parties or seek comfort in respect thereof in other ways;

2.

that any meeting of the shareholders of the Company have been duly convened and conducted with proper quorum and that the resolutions passed at such meetings have been passed by a sufficient majority or sufficient quorum and that no such resolutions have been revoked or varied and that they remain in full force and effect;

3.	that all signatures on all documents supplied to us as originals or as copies of originals are genuine and that all documents submitted to us are true, authentic and complete;

4.

that all documents, authorizations, powers of attorney and authorities produced to us remain in full force and effect and have not been amended or affected by any subsequent action not disclosed to us;

5.

that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes to them have been marked or otherwise drawn to our attention;

6.

all documents retrieved by us or supplied to us electronically (whether in portable document format (PDF) or as scanned copies), as photocopies, facsimile copies or e-mail conformed copies are in conformity with the originals; and

7.	that there has been no mutual or relevant unilateral mistake of fact and that there exists no fraud or duress.

Our opinions are subject to the following qualifications in addition to any qualifications set forth elsewhere in this opinion letter:

1.

pursuant to the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)), an act, resolution or decision may be set aside or amended for providing undue advantage to a shareholder or another person to the disadvantage of the company or another shareholder;

2.	we express no opinion as to the exact interpretation of any particular wording in the Corporate Documents by any court;

3.

this opinion letter is given only with respect to the laws of Sweden as in force today and as such laws are currently applied by Swedish courts and we express no opinion with respect to the laws of any other jurisdiction nor have we made any investigations as to any law other than the laws of Sweden; and

4.

this opinion letter is expressed in the English language whilst addressing and explaining institutions and concepts of the laws of Sweden; and such institutions and concepts may be reflected in or described by the English language only imperfectly; and we express no opinion on how the courts of Sweden would construe contractual language expressed in English where the contract would be subject to the laws of Sweden. However, we believe that such courts may pay attention to the meaning and import of such expressions in the laws of any pertinent jurisdiction in which the English language is normally or habitually employed, in construing, for the purposes of the laws of Sweden, what the parties intended to put in writing.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that under the laws of the Kingdom of Sweden, the Common Shares to be issued upon exercise in accordance with the above will, when (i) the Company has subscribed for and the Board has properly allotted the Warrants, (ii) the Company has registered the Warrants with the SCRO, (iii) the Company has taken all necessary actions to issue the Common Shares in compliance with the then applicable provisions of the Articles of Association, the laws of the Kingdom of Sweden and the terms of the LTI 2021, (iv) the Common Shares have been properly subscribed for by the holder(s) of Warrants, (v) the Common Shares have been properly allotted by the Board, and (vi) the Company has received in full all amounts payable under the LTI 2021 in respect of the Common Shares, be validly issued, fully paid for and non-assessable.

The opinions expressed above are limited to questions arising under laws of Sweden. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the references to this firm in the sections of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case Advokat AB

SP / CHP / JYC / JJ / GW / CL